UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 8, 2013

World Point Terminals, LP

(Exact name of registrant as specified in its charter)

Delaware	001-36049	46-2598540
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

8235 Forsyth Blvd., Suite 400

St. Louis, Missouri 63105

(Address of principal executive office) (Zip Code)

(314) 889-9660

(Registrants’ telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Underwriting Agreement

On August 8, 2013, World Point Terminals, LP (the “Partnership”) entered into an underwriting agreement (the “Underwriting Agreement”), by and among the Partnership, WPT GP, LLC (the “General Partner”), Center Point Terminal Company, LLC (the “Operating Company”), World Point Terminals, Inc. (“World Point”), CPT 2010, LLC (the “Selling Unitholder” and together with the Partnership, the General Partner, the Operating Company and World Point, the “World Point Parties”) and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as the representative of the several underwriters named therein (the “Underwriters”), providing for the offer and sale by the Partnership and the Selling Unitholder (the “Offering”), and purchase by the Underwriters, of an aggregate 8,750,000 common units representing limited partner interests in the Partnership (“Common Units”) at a price to the public of $20.00 per Common Unit ($18.80 per Common Unit, net of underwriting discounts). Pursuant to the Offering, the Partnership will sell 3,871,750 Common Units, and the Selling Unitholder will sell 4,878,250 Common Units, to the Underwriters. Pursuant to the Underwriting Agreement, the Partnership also granted the Underwriters an option for a period of 30 days to purchase up to an additional 1,312,500 Common Units, if any, on the same terms.

The material terms of the Offering are described in the prospectus, dated August 8, 2013 (the “Prospectus”), filed by the Partnership with the United States Securities and Exchange Commission (the “Commission”) on August 9, 2013 pursuant to
Rule 424(b)(4) under the Securities Act of 1933, as amended (the “Securities Act”). The Offering is registered with the Commission pursuant to a Registration Statement on Form S-1, as amended (File No. 333-189396), initially filed by the Partnership on June 17, 2013.

The Underwriting Agreement contains customary representations, warranties and agreements of the World Point Parties, and customary conditions to closing, obligations of the parties and termination provisions. The World Point Parties have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make because of any of those liabilities.

The Offering is expected to close on August 14, 2013. The Partnership will receive net proceeds (after deducting underwriting discounts and the structuring fee and paying offering expenses) from the Offering of approximately $70.0 million. As described in the Prospectus, the Partnership will use the net proceeds of the sale of the Common Units to:

•	pay transaction expenses related to the Partnership’s new revolving credit facility in the amount of approximately $1.6 million;

•

distribute to the Selling Unitholder approximately $29.9 million, the majority of which is to reimburse the Selling Unitholder for costs related to the acquisition or improvement of assets that the Selling Unitholder will contribute to the Partnership;

•	repay indebtedness owed to a commercial bank under a term loan of approximately $8.1 million;

•	repay indebtedness owed to a related party of approximately $14.1 million;

•	repay existing payables of approximately $4.3 million; and

•	provide the Partnership working capital of approximately $12.0 million.

As more fully described under the caption “Underwriting” in the Prospectus, certain of the Underwriters have in the past provided and may from time to time in the future provide commercial banking, investment banking and advisory services in the ordinary course of their business for the Partnership and its affiliates for which they have received and in the future will be entitled to receive, customary fees and reimbursement of expenses. Additionally, an affiliate of BNP Paribas Securities Corp., which is an Underwriter of the Offering, is a lender under the Partnership’s new revolving credit facility.

The foregoing description of the Underwriting Agreement is not complete and is qualified in its entirety by reference to the full text of the Underwriting Agreement, which is attached as Exhibit 1.1 to this Current Report on Form 8-K and incorporated in this Item 1.01 by reference.

Item 7.01 Regulation FD Disclosure.

On August 8, 2013, the Partnership issued a press release announcing that it had priced the Offering described in Item 1.01 of this Current Report on Form 8-K. A copy of the press release is furnished as Exhibit 99.1 hereto.

In accordance with General Instruction B.2 of Form 8-K, the press release is deemed to be “furnished” and shall not be deemed “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall such information and Exhibit be deemed incorporated by reference into any filing under the Securities Act or the Securities Exchange Act of 1934, as amended.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

1.1	Underwriting Agreement, dated August 8, 2013, among the Partnership, the General Partner, the Operating Company, World Point Terminals, Inc., the Selling Unitholder and the Underwriters named therein.

99.1	Press Release dated August 8, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

World Point Terminals, LP

	By:	WPT GP, LLC,
its general partner

Dated: August 13, 2013	By:	/s/ Steven G. Twele
		Name:	Steven G. Twele
		Title:	Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

1.1	Underwriting Agreement, dated August 8, 2013, among the Partnership, the General Partner, the Operating Company, World Point Terminals, Inc., the Selling Unitholder and the Underwriters named therein.

99.1	Press Release dated August 8, 2013